AS OF JANUARY 1, 2014

CHAPTER 3:     CODE OF ETHICS

ADOPTED UNDER RULES 17J-1 OF THE INVESTMENT COMPANY ACT OF 1940 ('40 ACT) AND 204A-1 OF THE INVESTMENT ADVISERS ACT OF 1940 (ADVISERS ACT)

While affirming its confidence in the integrity and good faith of its officers and employees, PENN recognizes that the knowledge of present or future portfolio transactions and the power to influence portfolio transactions which may be possessed by certain of its officers and employees could place such individuals in a position where their personal interest may conflict with that of PENN's clients.

In view of the foregoing and of the provisions of Rules 17j-1 and 201A-1, PENN has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

STATEMENT OF GENERAL PRINCIPLES
In recognition of the trust and confidence placed in PENN by the clients of its funds, and to give effect to PENN's belief that its operations should be directed to the benefit of its clients, PENN hereby adopts the following general principles to guide the actions of its officers and employees:

     1. The interests of PENN's clients and private fund investors are paramount, and PENN's personnel must conduct themselves and their operations to give maximum effect to this tenet by placing the interests of clients and investors before their own. 2. Personal transactions in securities by PENN's personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of PENN and its clients.

     3. PENN's personnel must avoid actions or activities that allow a person to profit or benefit from his or her position with PENN, or that otherwise bring into question the person's independence or judgment.

     4. PENN's personnel are required to adhere and promote compliance with applicable federal securities laws and governmental rules and regulations.

     5. PENN's personnel are required to promptly report to their department head and to the Chief Compliance Officer any "CODE VIOLATIONS".

DEFINITIONS

     1. "Access Person" shall mean (i) each officer of PENN, (ii) each employee of PENN (or of any company in a control relationship to PENN) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by PENN's clients (herein a "Client"), or whose functions relate to the making of any recommendations with respect to such purchases or sales, (iii) any natural person in a control relationship to PENN who obtains information concerning recommendations made to or by PENN with respect to the purchase or sale of a security, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iv) each director, officer or general partner of any principal underwriter for a Client, but only where such person in the ordinary course either makes,


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AS OF JANUARY 1, 2014

          participates in, or obtains information regarding the purchase or sale of securities, or whose functions relate to the making of recommendations regarding securities to the Clients; and (v) any natural person in a control relationship with a Client or any of the Client's advisers or sub advisers who obtain information concerning recommendations made with regard to the purchase or sale of a security.

     2. "Beneficial ownership" of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider him/her the beneficial owner of any securities in which he/she has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

     3. "Control" shall have the same meaning as that set forth in Section 2(a) (9) of the 1940 Act. Section 2(a) (9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting security is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

     4. "Independent Trustee" means a Trustee of a fund who is not an "interested person" of PENN within the meaning of Section 2(a) (19) of the 1940 Act.

     5. "Initial Public Offering" ("IPO") means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

     6. "Private Placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

     7. "Special Purpose Investment Personnel" means each Access Person who, in connection with his or her regular functions (including, where appropriate, attendance at Board meetings and other meetings at which the official business of PENN or any Client thereof is discussed or carried on), obtains contemporaneous information regarding the purchase or sale of a security by PENN. Special Purpose Investment Personnel shall occupy this status only with respect to those securities which he or she obtains such contemporaneous information.

     8. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     9. "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper and registered, open end mutual funds.

     10. A "Security held or to be acquired" by PENN for any Client means (A) any Security which, within the most recent seven (7) days, (i) is or has been held by PENN or any Client advised by PENN, or (ii) is being or has been considered by the Client's investment adviser for purchase; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.


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     11.  A Security is "being purchased or sold" by a Client from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for PENN until the time when such program has been fully completed or terminated.

PROHIBITED PURCHASES AND SALES OF SECURITIES

     1. No Access Person shall, in connection with the purchase or sale of a Security held or to be acquired by any Client advised by PENN:

          a.   Employ any device, scheme or artifice to defraud such Client;

          b. Make to such Client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          c. Engage in any act, practice or course of business which would operate as a fraud or deceit upon such Client; or

          d.   Engage in any manipulative practice with respect to a Client.

     2. No Special Purpose Investment Personnel may purchase or sell any Security as to which such person is a Special Purpose Investment Personnel in which he had (or by reason of such transaction acquires) any Beneficial Ownership at any time within 7 calendar days before or after the time that the same (or a related) Security is being purchased or sold by any Client. 3. No Special Purpose Investment Personnel may sell a Security which he or she is a Special Purpose Investment Personnel within 60 days of acquiring beneficial ownership of that Security.

ADDITIONAL RESTRICTIONS AND REQUIREMENTS

     1. Pre-approval of IPOs and Private Placements Each Access Person must obtain approval from the Review Officer before acquiring beneficial ownership of any securities offered in connection with an IPO or a Private Placement.

     2. No Access Person shall accept or receive any gift of more than de-minimis value from any person or entity that does business with or on behalf of PENN.

     3. Each Access Person must provide to the Review Officer a complete listing of securities owned by such person as of the end of a calendar quarter. The initial listing must be submitted within 10 days of the date upon which such person first becomes an Access Person of PENN, and each update thereafter must be provided after the start of the subsequent year.

REPORTING OBLIGATION

     1. Each Access Person shall request from their respective brokerage firm, copy(s) of personal trade confirms to be sent to PENN. The written request should be imprinted in the company's letterhead and signed by the Chief Compliance Officer.

     2. Each Access Person shall report transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Review Officer quarterly. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities


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          transactions to an officer designated to receive his or her reports
          ("Alternate Review Officer"), who shall act in all respects in the manner prescribed herein for the Review Officer.

     3. Every report shall be made after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          a. The date of the transaction, the title and the number of shares or the principal amount of each security involved;

          b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          c.   The price at which the transaction was effected;

          d. The name of the broker, dealer or bank through whom the transaction was effected; and

          e.   The date the report was submitted by the Access Person.

     4. In the event no reportable transactions occurred during the quarter, the report should be completed and returned, signed and dated.

     5. An Independent Trustee shall report transactions in securities only if the Trustee knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known, that during the 15 day period immediately preceding or following the date of the transaction, such security was purchased or sold, or was being considered for purchase or sale, by a fund. (The "should have known" standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting any fund's investment objectives, or that any knowledge is to be imputed because of prior knowledge of any fund's portfolio holdings, market considerations, or such fund's investment policies, objectives and restrictions.)

     6. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

REVIEW AND ENFORCEMENT

     1. The Review Officer shall compare reported personal securities transactions with completed portfolio transactions of PENN and a list of securities being considered for purchase or sale by PENN for Clients to determine whether a violation of this Code may have occurred. Before making any determination that any person has committed a violation, the Review Officer shall give such person an opportunity to supply additional explanatory material.

     2. If the Review Officer determines that a violation of this Code may have occurred, he shall submit his written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the Executive Committee of PENN and outside counsel, who shall make an independent determination as to whether a violation has occurred.

     3. If the Executive Committee or outside counsel finds that a violation has occurred, the Executive Committee shall impose upon the individual such sanctions as they deem appropriate and shall report the violation and the sanction imposed to the Board of Trustees of each fund advised by PENN.


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     4.   No person shall participate in a determination of whether he has committed a violation of the Code or of the imposition of any sanction against himself. If a securities transaction of an Executive Committee member is under consideration, the other members shall act in all respects in the manner prescribed herein.

RECORDS

PENN shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rules under the '40 Act and the Advisers Act and shall be available for examination by representatives of the U.S. Securities and Exchange Commission.

     1. A copy of this Code and any other code, which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

     2. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     3. A copy of each report made by an officer or employee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

     4. A list of persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in a convenient accessible place.

     5. A copy of each annual report to the Board of Trustees will be maintained for at least five years, and the first two years in an easily accessible place.

MISCELLANEOUS

     1. CONFIDENTIALITY. Reports of securities transactions and any other information filed with PENN pursuant to this Code shall be treated as confidential.

     2. ANTI-RETALIATION POLICY. Any employee of PENN who is the subject of a violation report, or PENN itself, is prohibited from any form of retaliation against the reporting employee. Any matter deemed to be retaliation shall be subject to serious sanctions, up to and including, termination of employment.

     3. INTERPRETATION OF PROVISIONS. The Executive Committee of PENN may from time to time adopt such interpretations of this Code as it deems appropriate.

     4. PERIODIC REVIEW AND REPORTING. The Compliance Committee Chairman shall report to the Executive Committee at least annually regarding the operation of this Code and shall address in any such report the need (if any) for changes or modifications to this Code.


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PENN Capital Management Company, Inc.
Compliance Manual